EXHIBIT 99.1


FOR IMMEDIATE RELEASE                           CONTACT:
---------------------                           JOHN F. REBELE
WEDNESDAY, NOVEMBER 14, 2007                    SENIOR VICE PRESIDENT,
                                                CHIEF FINANCIAL OFFICER AND
                                                CHIEF ADMINISTRATIVE OFFICER
                                                BUILDING MATERIALS
                                                CORPORATION OF AMERICA
                                                (973) 628-4038

               BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
                              THIRD QUARTER RESULTS


      Building Materials Corporation of America ("BMCA" or "the Company") announced today, a net loss of $11.2 million in the third quarter of 2007 compared to net income of $17.1 million in the third quarter of 2006. The Company's net loss in the third quarter of 2007 included $21.9 million of after-tax ($31.8 million pre-tax) restructuring and other expenses, of which $5.0 million after-tax ($7.2 million pre-tax) was included in cost of products sold related to the integration of ElkCorp ("Elk") operations. Included in restructuring and other expenses are plant closing expenses related to the closure of several manufacturing facilities together with the write-down of plant assets at these facilities, integration related costs and the write-down of selected inventories. Excluding these items, third quarter of 2007 net income was $10.7 million, which included the results of operations of Elk. The decrease in reported net income for the third quarter of 2007 was primarily attributable to approximately $28.5 million of higher interest expense and restructuring and other expenses due to the acquisition of Elk.

                                   -continued-

      The Company had income before interest expense and income taxes in the third quarter of 2007 of $25.7 million compared to income before interest expense and income taxes of $43.3 million in the third quarter of 2006. Income before interest expense and income taxes in the third quarter of 2007 included the results of operations of Elk and $31.8 million of restructuring and other expenses, of which $7.2 million was included in cost of products sold. Income before interest expense and income taxes in the third quarter of 2007 was positively affected by the operating results of Elk, lower raw material costs, including asphalt, and lower selling, general and administrative expenses mostly due to a decline in volume related distribution costs, which was more than offset by a decrease in net sales of residential roofing products.

      Interest expense in the third quarter of 2007 increased to $44.3 million as compared to $15.8 million in the third quarter of 2006. The increase in third quarter of 2007 interest expense was primarily due to higher average borrowings and a slightly higher average interest rate due to the acquisition of Elk.

      Net sales for the third quarter of 2007 were $680.7 million, which included net sales related to Elk compared to third quarter of 2006 net sales of $530.3 million. Excluding net sales of Elk, the decrease in third quarter of 2007 net sales was primarily due to lower net sales of residential roofing products primarily driven by lower unit volumes resulting from softer market demand.

      Earnings before interest expense, income taxes, depreciation and amortization of intangibles and other assets ("EBITDA") for the third quarter of 2007 was $47.5 million as compared to $56.7 million for the third quarter of 2006. Included in EBITDA for the third quarter of 2007 were $31.8 million of restructuring and other expenses, of which $7.2 million was included in cost of


                                   -continued-
products sold. Excluding the impact of these items, Adjusted EBITDA amounted to $79.3 million for the third quarter of 2007. A reconciliation of net income
(loss) to EBITDA and descriptions of this measure and the reasons for presenting it, as well as its limitations are explained below in Exhibit II.


                            FIRST NINE MONTH RESULTS
                            ------------------------


      For the first nine months of 2007, BMCA announced a net loss of $70.9 million compared to net income of $47.6 million in the first nine months of 2006. The Company's net loss in the first nine months of 2007 included $67.3 million of after-tax ($97.6 million pre-tax) restructuring and other expenses, of which $12.4 million after-tax ($18.0 million pre-tax) was included in cost of products sold related to the integration of Elk operations and $16.0 million of after-tax ($23.2 million pre-tax) debt restructuring costs also related to the acquisition. Included in restructuring and other expenses are plant closing expenses related to the closure of several manufacturing facilities together with the write-down of plant assets at these facilities, integration related costs and the write-down of selected inventories. Excluding these items, the first nine months of 2007 net income was $12.4 million, which included Elk's operations from the date of acquisition. The decrease in reported net income for the first nine months of 2007 was primarily attributable to approximately $92.8 million of higher interest expense and restructuring and other expenses due to the acquisition of Elk.

      Income before interest expense and income taxes in the first nine months of 2007 was $36.4 million compared to $123.2 million in the first nine months of 2006. The Company's income before interest expense and income taxes in the first nine months of 2007 included the results of operations of Elk and $97.6 million of restructuring and other expenses, of which $18.0 million was included in cost

                                   -continued-
of products sold. Income before interest expense and income taxes in the first nine months of 2007 was positively affected by the operating results of Elk, lower raw material costs, including asphalt, and lower selling, general and administrative expenses mostly due to a decline in volume related distribution costs, which was more than offset by a decrease in net sales of residential roofing products and commercial roofing products.

      Interest expense in the first nine months of 2007 increased to $139.2 million as compared to $46.4 million in the first nine months of 2006. Interest expense in the first nine months of 2007 includes $23.2 million of debt restructuring costs and an additional $3.2 million of interest expense of Elk from the date of acquisition. Included in debt restructuring costs are the tender premiums and write-off of the remaining deferred financing fees and discounts associated with the then outstanding 2007 and 2008 senior notes of BMCA and all of the then outstanding senior notes of Elk, all of which were redeemed in the first quarter of 2007. Excluding the impact of the debt restructuring costs and the additional Elk interest, interest expense for the first nine months of 2007 was $112.8 million. The increase in the first nine months of 2007 interest expense was primarily due to higher average borrowings and a slightly higher average interest rate, due to the acquisition of Elk.

      Net sales for the first nine months of 2007 were $1,874.0 million, which included net sales related to Elk from the date of acquisition compared to the first nine months of 2006 net sales of $1,571.2 million. Excluding net sales of Elk, the decrease in the first nine months of 2007 net sales was primarily due to lower net sales of both residential and commercial roofing products. The decrease in net sales of residential roofing products was primarily driven by lower unit volumes resulting from the softer market demand, while the decrease


                                   -continued-
in commercial roofing products was primarily driven by lower unit volumes, partially offset by a higher average selling price.

      EBITDA for the first nine months of 2007 was $93.5 million as compared to $161.9 million for the first nine months of 2006. Included in EBITDA for the first nine months of 2007 were $97.6 million of restructuring and other expenses, of which $18.0 million was included in cost of products sold. Excluding the impact of these items, Adjusted EBITDA amounted to $191.1 million for the first nine months of 2007. A reconciliation of net income (loss) to EBITDA and descriptions of this measure and the reasons for presenting it, as well as its limitations are explained below in Exhibit II.

                                  OTHER MATTERS
                                  -------------

      At September 30, 2007, cash and cash equivalents amounting to $34.5 million were on hand, and long-term debt including current maturities was $1,857.3 million, which amount includes $281.0 million outstanding under the Company's $600.0 million Senior Secured Revolving Credit Facility.

                                     * * * *










                                   -continued-

      Building Materials Corporation of America is North America's largest manufacturer of residential and commercial roofing products and specialty building products with pro-forma annual net sales of approximately $2.9 billion. BMCA operates under the name GAF Materials Corporation and distributes its product under the GAF and GAF-ELK brand names.

      This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.















                                   -continued-

                                                                       EXHIBIT I



                    BUILDING MATERIALS CORPORATION OF AMERICA
                       SALES AND EARNINGS DATA (UNAUDITED)
                              (DOLLARS IN MILLIONS)

--------------------------------------------------------------------------------


                                  THIRD QUARTER ENDED    NINE MONTHS ENDED
                                  -------------------    -----------------
                                   SEPT. 30,  OCT. 1,   SEPT. 30,    OCT. 1,
                                     2007      2006       2007        2006
                                   --------  --------  ----------  ----------

Net sales                          $  680.7  $  530.3  $  1,874.0  $  1,571.2
                                   --------  --------  ----------  ----------

Costs and expenses, net:
   Cost of products sold              493.4     372.2     1,372.3     1,100.8
   Selling, general and
    administrative                    134.1     114.7       383.1       347.6
   Amortization of intangible
    assets                              3.9        --         3.9          --
   Restructuring and other
    expenses                           24.6        --        79.6          --

   Other (income) expense, net         (1.0)      0.1        (1.3)       (0.4)
                                   --------  --------  ----------  ----------

Total costs and expenses, net         655.0     487.0     1,837.6     1,448.0
                                   --------  --------  ----------  ----------

Income before interest expense
 and income taxes                      25.7      43.3        36.4       123.2

Interest expense                      (44.3)    (15.8)     (139.2)      (46.4)
                                   --------  --------  ----------  ----------
Income (loss) before income
 taxes                                (18.6)     27.5      (102.8)       76.8

Income tax (expense) benefit            7.4     (10.4)       31.9       (29.2)
                                   --------  --------  ----------  ----------

Net income (loss)                  $  (11.2) $   17.1  $    (70.9) $     47.6
                                   ========  ========  ==========  ==========

















                                   -continued-

                                                                      EXHIBIT II


                            BUILDING MATERIALS CORPORATION OF AMERICA
                                   ADJUSTED EBITDA (UNAUDITED)
                                      (DOLLARS IN MILLIONS)


                                        THIRD QUARTER ENDED                NINE MONTHS ENDED
RECONCILIATION OF GAAP                  -------------------                -----------------
TO NON-GAAP FINANCIALS            SEPT. 30, 2007   OCT. 1, 2006      SEPT. 30, 2007   OCT. 1, 2006
----------------------            --------------  --------------     --------------  --------------
Net income (loss)                    $ (11.2)        $ 17.1              $ (70.9)       $ 47.6
ADD BACK:
  Interest expense                      44.3           15.8                139.2          46.4
  Income tax expense (benefit)          (7.4)          10.4                (31.9)         29.2
  Depreciation                          17.0           12.6                 50.6          36.5
  Amortization of intangibles and
    other assets                         4.8            0.8                  6.5           2.2
                                     -------        -------              -------       -------
  EBITDA (1)                            47.5           56.7                 93.5         161.9
                                     -------        -------              -------       -------
  Restructuring and other
   expenses(2)                          31.8             --                 97.6            --
                                     -------        -------              -------       -------
  ADJUSTED EBITDA (1)                $  79.3        $  56.7              $ 191.1       $ 161.9
                                     =======        =======              =======       =======


(1) EBITDA is defined as net income increased by interest expense, income taxes, depreciation and the amortization of intangibles and other assets, including software. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the plant closure related and restructuring and other expenses incurred as a result of the acquisition of Elk. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net income (loss) or any other measure of performance under GAAP. The Company has included EBITDA and Adjusted EBITDA primarily as performance measures because management believes they are useful measures of the Company's performance and ability to generate cash necessary to meet its future requirements for debt service, capital expenditures, working capital and taxes. The Company's method of calculating EBITDA and Adjusted EBITDA may not be the same as similarly titled measures used by other companies.

(2) Restructuring and other expenses for the three month and nine month periods ended September 30, 2007 includes $7.2 and $18.0 million, respectively, which were included in cost of products sold.